EXHIBIT 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 27, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Report to Shareholders of Fiduciary Capital Growth Fund, Inc., portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

/s/   PricewaterhouseCoopers LLP
      PRICEWATERHOUSECOOPERS LLP
      Milwaukee, Wisconsin
      November 24, 1998